United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2004

Hercules Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

(Address of principal executive offices) (Zip Code)

(302) 594-5000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the
Registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations or Financial Condition.

         On November 9, 2004, Hercules Incorporated ("Hercules") reported its third quarter 2004 results.  A news release detailing the third quarter 2004 financial performance, dated November 9, 2004, was issued by Hercules and is furnished as an exhibit hereto and incorporated by reference herein.

         The news release includes presentations of earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), both of which are non-GAAP financial measures.  EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

         The table below provides a reconciliation of EBITDA to net cash provided by operations for the nine months ended September 30, 2004 and 2003:

	Nine Months Ended
	September 30,

	2004	2003

EBITDA (See Table 1 of news release):	$ 182	$ 255
Provision for income taxes	(44)	(23)
Interest and debt expense	(85)	(99)
Other operating cash flows, net	3	(98)

Net cash provided by operations	$ 56	$ 35

         The news release also includes presentations of earnings from ongoing operations, which is a non-GAAP financial measure.  Management believes that earnings from ongoing operations is meaningful to investors and the credit markets because it provides insight to the underlying operating results of the Company by excluding the effects of recent divestitures, restructuring charges, changes in accounting principles and other significant discrete items.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

         The information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, unless the registrant expressly states otherwise.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

         In order to complete an ongoing review of the GAAP accounting for income taxes for the tax years 1987 through 1995, the Company is filing a Form 12b-25 with the SEC for an extension of time within which to file its Form 10-Q for the third quarter 2004 to November 15, 2004.  The Company currently expects to meet that extended filing deadline upon completion of the review discussed below.  The review was precipitated by the Company’s June 24, 2004 settlement with the Internal Revenue Service ("IRS") for the tax years 1990 through 1992 that indicated additional tax liabilities for such audit cycle.  In addition, the Company is reviewing the tax years 1996 and forward to determine if there are any implications with respect to issues identified as a result of the 1987 through 1995 analysis.

         As a result of the settlement, the Company undertook an analysis to reconcile the various general ledger tax account balances relative to the tax years 1990 through 1992, which has expanded to encompass the handling of adjustments that should have occurred relative to the previously settled tax years 1987 through 1989 and the open tax years 1993 through 1995.  The 1987 through 1989 review tentatively indicated cumulative additional tax liabilities that had not been reconciled to the various general ledger tax account balances.

         As a result of the findings to date, the Company has determined that a restatement of previously issued financial statements is required.  The proposed adjustments primarily relate to the computation and application of foreign tax credits.  These adjustments will reduce the tax deposit asset, increase the accrual for income taxes and, as a result of the cumulative additional income tax expense to be recorded for the restated periods, reduce retained earnings and stockholders' equity for previously reported periods affected through June 30, 2004.  The Company expects the total impact of the restatement on retained earnings and stockholders' equity as of January 1, 2001 to be within a range of $45 to $55 million, although this is subject to change pending completion of the review.  The Company does not presently believe the restatement will affect the previously reported results of operations for 2001, 2002, 2003 and 2004; however, this assessment is preliminary and subject to the completion of the Company's review.  The adjustment is not expected to have a cash impact as the Company has substantial amounts on deposit with the IRS.

         As the review is still ongoing, the Company is not yet able to determine the specific amount of the adjustments and the periods affected.  As a result of the ongoing review, on November 9, 2004, the Company's Chief Financial Officer determined that the previously issued financial statements on Forms 10-Q and 10-K cannot be relied upon.  The Audit Committee of the Board of Directors has concurred with this determination.

         Representatives of the Company’s management and the Audit Committee of the Board of Directors have discussed the Company’s review and findings with its independent registered public accountants, PricewaterhouseCoopers.

Item 8.01	Other Events.

         As set forth in Current Reports on Forms 8-K filed on August 24, 2004 and October 14, 2004, the Company has reached agreement with all of its insurers relative to its asbestos-related matters.  The Company is providing the following information as of September 30, 2004 to provide investors and the credit markets current information on its asbestos-related obligations.

         The Company is a defendant in numerous asbestos-related personal injury lawsuits and claims which typically arise from alleged exposure to asbestos fibers from resin encapsulated pipe and tank products which were sold by one of the Company's former subsidiaries to a limited industrial market ("products claims").  The Company is also a defendant in lawsuits alleging exposure to asbestos at facilities formerly or presently owned or operated by the Company ("premises claims").  Claims are received and settled or otherwise resolved on an on-going basis.  In late December 1999, the Company entered into a settlement agreement to resolve the majority of the claims then pending.  In connection with that settlement, the Company also entered into an agreement with several of the insurance carriers which sold primary and first level excess insurance policies insuring that former subsidiary.  Under the terms of that agreement, the majority of the amounts paid to resolve those products claims were insured, subject to the limits of the insurance coverage provided by those policies.  The terms of both settlement agreements are confidential.

         Since entering into the agreements referenced in the above paragraph, the Company has continued to receive and settle or otherwise resolve claims on an on-going basis.  Between January 1, 2003 and December 31, 2003, the Company received approximately 18,330 new claims, over half of which were included in "consolidated" complaints naming anywhere from one hundred to thousands of plaintiffs and a large number of defendants, but providing little information connecting any specific plaintiff's alleged injuries to any specific defendant's products or premises.  It is the Company's belief that a significant majority of these "consolidated" claims will be dismissed for no payment.  During that same time period, the Company also received approximately 3,175 other new claims, all of which were included in "consolidated" complaints and which have either been dismissed without payment or are in the process of being dismissed without payment, but with plaintiffs retaining the right to re-file should they be able to establish exposure to an asbestos-containing product for which the Company bears liability.  Between January 1, 2004 and September 30, 2004, the Company received approximately 6,370 new claims, of which approximately 2,730 were in "consolidated" complaints.

         With respect to total claims pending, as of September 30, 2004, there were approximately 34,000 unresolved claims, of which approximately 890 were premises claims and the rest were products claims.  There were also approximately 1,425 unpaid claims which have been settled or are subject to the terms of a settlement agreement.  In addition, as of September 30, 2004, there were approximately 11,912 claims (an amount that includes the 3,175 claims noted above) which have either been dismissed without payment or are in the process of being dismissed without payment, but with plaintiffs retaining the right to re-file should they be able to establish exposure to an asbestos-containing product for which the Company bears liability.

         In June and July 2003, the Company entered into several settlement agreements which will permanently resolve approximately 12,500 claims.  Of those claims, approximately 3,000 are categorized as "unresolved" in the above paragraph, and approximately 8,900 are among those claims that have been dismissed without payment or are in the process of being dismissed without payment.  The balance of those claims have been resolved.  The terms of these settlement agreements are confidential.  At this time, payment has been made for a small number of these claims and the vast majority of these claims are in the process of being dismissed without payment.

         The Company's primary and first level excess insurance policies that provided coverage for these asbestos-related matters exhausted their products limits at or before the end of July 2003.  Since that time, and not taking into account the impact of the settlements described below, the Company has fully funded the costs associated with the defense and settlement of its asbestos-related liabilities.  From August 1, 2003 until December 31, 2003, the Company spent approximately $32 million on these matters, including approximately $28 million in settlement payments and approximately $4 million for defense costs.  From January 1, 2004 through September 30, 2004, the Company spent approximately $38 million on these matters, including approximately $32 million in settlement payments and approximately $6 million for defense costs.

         Both prior to and following the exhaustion of the products limits of the Company's primary and first level excess insurance policies, the Company undertook efforts to negotiate with certain of its other excess insurance carriers for reimbursement of defense costs and indemnity payments relating to these asbestos-related liabilities.  Those efforts, however, did not progress at a rate satisfactory to the Company.  As a result, on November 27, 2002, the Company initiated litigation against the solvent excess insurance carriers that provided insurance coverage for asbestos-related liabilities in a matter captioned Hercules Incorporated v. OneBeacon, et al., Civil Action No. 02C-11-237 (SCD), Superior Court of Delaware, New Castle County.  Beginning in August 2004 and continuing through October 2004, the Company entered into settlements with all of the insurers named in that lawsuit.  As a result, the lawsuit was dismissed in early November 2004.

         Specifically, effective August 23, 2004, the Company entered into a comprehensive settlement agreement with respect to those insurance policies issued by certain underwriters at Lloyd's, London, and reinsured by Equitas Limited and related entities ("Equitas") (the "First Settlement Agreement").  As part of that settlement, during the third quarter of 2004, Equitas paid $30 million to the Company and placed $67 million into a trust.  While many of the specific terms of that First Settlement Agreement are confidential, the First Settlement Agreement generally provides for the payment of money to the Company in exchange for the release by the Company of past, present and future claims under those policies and the cancellation of those policies; the agreement by the Company to indemnify the underwriters from any such claims asserted under those policies; and the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.  The trust funds may be used to reimburse the Company for a portion of costs it incurs in the future to resolve certain asbestos claims.  The Company's ability to use any of the trust funds, however, is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month.  If federal asbestos reform legislation is enacted into law on or prior to January 3, 2007, the Company will be required to return any funds remaining in the trust to Equitas should certain criteria be met.  If such legislation is not enacted by that date, any funds remaining in the trust will be available to the Company to pay asbestos-related liabilities or to use for other corporate purposes.

         In addition, effective October 8, 2004, the Company entered into a comprehensive settlement agreement with respect to certain insurance policies issued by various insurance companies operating in the London insurance market, and by one insurance company located in the United States (the "Second Settlement Agreement").  Under the terms of the Second Settlement Agreement, the Company will receive payments from the participating insurers totaling approximately $102 million over a four year period beginning in 2005. The payments will be placed by the insurance companies into a trust. The trust funds may be used to reimburse the Company for costs it incurs in the future to resolve asbestos claims.  Any funds remaining in trust subsequent to 2008 may be used by the Company to pay both asbestos-related claims and non-asbestos related claims.  While many of the specific terms of the Second Settlement Agreement are confidential, the Second Settlement Agreement generally provides for the payment of money to the Company in exchange for the release by the Company of past, present and future claims under those policies and the cancellation of such policies; the agreement by the Company to indemnify the released insurers from any such claims asserted under those policies; and, under the alternative payment option described below, the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.

         The Second Settlement Agreement provides an alternative payment option for the insurer located in the United States.  If the alternative payment option is chosen by such insurer, then in lieu of the payments described in the above paragraph, the Company will be entitled to receive a payment of approximately $23 million in January 2005 and the settling insurers will be obligated to pay an additional amount of approximately $98 million into trust in installments commencing in 2005 and ending in 2008, of which up to approximately $50 million could be excused or refunded to the insurer located in the United States in the event federal asbestos reform legislation is passed prior to January 3, 2007. The monies in this trust may be used to reimburse the Company for a portion of costs it incurs in the future to resolve certain asbestos claims.  The Company's ability to use portions of such trust fund is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month during the period prior to January 3, 2007.

         During October 2004, the Company also reached settlement agreements with additional solvent and insolvent insurers, whose level of participation in the Company's insurance program is substantially lower than the aggregate participation of the insurers referred to above (the "Other Settlement Agreements").  Pursuant to the Other Settlement Agreements, the Company has released or will release or partially release its rights to coverage under insurance policies issued by such insurers, and expects to receive cash payments, at various times commencing in 2004 and ending in 2011, totaling approximately $26 million, with some of those payments subject to forfeiture if federal asbestos reform legislation is passed.

         In addition, effective October 13, 2004, the Company reached a confidential settlement agreement with the balance of its solvent excess insurers whereby a significant portion of the costs incurred by the Company with respect to future asbestos product liability claims will be reimbursed, subject to those claims meeting certain qualifying criteria (the "Future Coverage Agreement").  That agreement is not expected to result in reimbursement to the Company, however, unless and until defense costs and settlement payments for qualifying asbestos products claims paid by the Company aggregate to approximately $330 million to $370 million, with the foregoing approximation based on various assumptions, including that there are sufficient qualifying claims to require such payments, that for such qualifying claims the time periods of each claimant's alleged exposure to asbestos products falls within the time periods covered by the participating insurers' policies, and that the participating insurers remain solvent and honor their commitments under the terms of the Future Coverage Agreement.  The Company expects that such amounts, if required to be paid, would be paid by the Company using monies from the above settlements and from other sources.  If and when such amounts are paid by the Company, the insurers' obligations pursuant to the terms of the Future Coverage Agreement would be triggered, and the participating insurers would thereafter be required to pay their allocated share of defense costs and settlement payments for asbestos product liability claims that qualify for reimbursement subject to the limits of their insurance policies, which limits are believed to be sufficient to cover the insurers' allocated shares of an amount that exceeds the high end of the reasonably possible range of financial exposure described below.  The Company will be responsible for payment of the share of such costs and payments that are not paid by the participating insurers pursuant to the terms of the Future Coverage Agreement, as well as for such costs and payments for those claims that do not qualify for reimbursement under the terms of the Future Coverage Agreement.  Should asbestos reform legislation be passed, some or all of the obligations under the Future Coverage Agreement will be suspended for so long as such legislation remains in effect.

         As a result of the above settlements, the Company is expected to have available to it a combination of cash and trust fund monies which can be used to pay or reimburse the Company for a significant portion of the defense costs and settlement payments that may be incurred by the Company with respect to its asbestos-related liabilities.  If such liabilities exceed the total amount of the cash and trust fund monies received by the Company as a result of such settlements, then the Company will be required to fund such liabilities itself until such time as the insurers' obligations under the Future Coverage Agreement are triggered.  If and when those obligations are triggered, the Company and the insurers who are participants in the Future Coverage Agreement will share such costs and payments at varying levels over time, with the Company typically bearing a slightly larger share than such participating insurers.  Of note, as a result of the First Settlement Agreement, Second Settlement Agreement and Other Settlement Agreements, substantially all of the Company's insurance coverage applicable to these types of claims has been or will be cancelled (except for obligations under the Future Coverage Agreement), and such insurance coverage will no longer be available to cover any such claims.

         Based on the current number of claims pending, the amounts the Company anticipates paying to resolve those claims which are not dismissed or otherwise resolved without payment, and anticipated future claims, the Company believes that the total monetary recovery under the settlements noted above will cover the majority of the Company's monetary exposure for its current and estimated future asbestos-related liabilities.  The foregoing, however, assumes that all of the monies received and to be received from the settlements described above will be utilized only for asbestos liabilities.  In fact, there are likely to be timing differences between the receipt of cash settlements and the payment of asbestos claims by the Company, and it is likely that the Company will use some of the proceeds received and to be received from the settlements described above for other corporate purposes.  As a result, from a cash flow perspective, in any particular period of time, the Company may be required to fund some or all of its asbestos-related liabilities using monies from operations or sources other than the settlements described above.  Further, as monies received and to be received from the settlements described above are used by the Company, and as the balance remaining on amounts yet to be received from the settlements described above decline, it is likely that there will come a time when the Company will be responsible for payment of all or a majority of such liabilities until such time as the obligations under the Future Coverage Agreement are triggered, at which point in time the Company is expected to share such liabilities with the participating insurers, with it being anticipated that the Company will typically bear a slightly larger share than the participating insurers.  In any period of time, including after obligations under the Future Coverage Agreement are triggered, the amounts paid by the Company in connection with the defense and settlement of asbestos claims versus the amounts funded and to be funded by settlement monies and amounts anticipated to be reimbursed by the Future Coverage Agreement are expected to vary significantly.  Moreover, as described in greater detail below, the Company's projection of its current and estimated future asbestos-related liabilities may change.  As a result of these and other factors, although the Company believes that the majority of its total monetary exposure will ultimately be covered by the total monetary recovery under the settlements described above, there can be no assurance such will be the case.

         The Company commissioned a study of its asbestos-related liabilities by Professor Eric Stallard, who is a Research Professor of Demographic Studies at a major national university and a member of the American Academy of Actuaries.  Professor Stallard is a consultant with broad experience in estimating such liabilities.  Based on the results of the study undertaken by Professor Stallard, the Company estimated that its reasonably possible financial exposure for these matters (excluding approximately $1 million for previously settled but unpaid claims) ranged from $220 million to $675 million at December 31, 2003.  In October 2004, Professor Stallard updated the above-referenced study and, as a result, the Company's estimated reasonably possible exposure for these matters was revised to a range of $265 million to $800 million.  Due to inherent uncertainties in estimating the timing and amounts of future payments, neither of these ranges include the effects of inflation and neither has been discounted for the time value of money.  In addition, the ranges of financial exposures set forth above do not include estimates for future legal costs.  It is the Company's policy to expense these legal costs as incurred.  As stated above, the Company presently believes that the majority of this range of financial exposures will ultimately be funded by the settlements which it has made with the Company's insurers.  Cash payments related to this exposure are expected to be made over an extended number of years and actual payments, when made, could be for amounts in excess of the range due to potential future changes in estimates as well as the effects of inflation.

The foregoing is based on the Company's assumption that the number of future claims filed per year and claim resolution payments will vary considerably from year-to-year and by plaintiff, disease, venue and other circumstances, but will, when taken as a whole, remain relatively consistent with the Company's experience to date and will decline as the population of potential future claimants expires due to non-asbestos-related causes.  It is also based on the results of the updated study discussed above, and the status of the Company's settlements with its insurers, as described above.  However, the Company recognizes that the number of future claims filed per year and claim resolution payments could greatly exceed those reflected by its past experience and contemplated by the study referenced above, that the Company's belief of the range of its reasonably possible financial exposure could change as the study referenced above is periodically updated, that its evaluation of the total payments to be received from its insurers may change depending upon numerous variables including potential legislation and the risk that one or more insurance carriers may refuse or be unable to meet their obligations to the Company.

         Due to the dynamic nature of asbestos litigation, the Company's estimates are inherently uncertain, and these matters may present significantly greater financial exposures than presently anticipated.  In addition, the Company intends to periodically update the asbestos study referenced above, and further analysis combined with new data received in the future could result in a material modification of the range of reasonably possible financial exposure set forth above.  As a result of all of the foregoing, the Company's liability with respect to asbestos-related matters could vary significantly from present estimates and may require a material change in the accrued liability for these matters within the next 12 months.  If the Company's liability does exceed amounts recorded in the balance sheet, the Company presently believes that the majority of the liability it may reasonably anticipate will be paid or reimbursed as a result of the settlements the Company has made with its insurers, as described above.  However, there can be no assurance that such liabilities will be reimbursed.

         The findings of the updated study referenced above identify a range of the Company's reasonably possible financial exposure for these asbestos-related matters.  The Company increased its accrual for present and future potential asbestos claims before anticipated insurance recoveries at September 30, 2004 to $265 million, reflecting the low end of the range noted above in accordance with generally accepted accounting principles (since no amount within the range is a better estimate than any other amount).  In addition, pursuant to the First Settlement Agreement described above and the results of its September 30, 2004 reevaluation of insurance recovery expectations with its other carriers, the Company has adjusted its insurance receivable to $218 million.  As a result of the foregoing, at September 30, 2004, the Company recognized a net pre-tax charge of $30 million, which includes $3 million in fees incurred in reaching the settlement.  The Company does not offset insurance assets against its estimated liability.  The following table presents the 2004 Consolidated Balance Sheet activity and ending balances for the Company's asbestos-related accounts.

(Dollars in millions)		Insurance	Insurance
	Balance	Settlements/	Recovered/		Balance
	January 1,	Additional	Liabilities	Reclassifications/	September 30,
	2004	Accruals	Settled	Accretion	2004

Asbestos-related assets:
Insurance receivable	$ 7	$ -	$ -	$ 9	$ 16

Asbestos-related assets, current	7	-	-	9	16

Asbestos-related assets, noncurrent
Insurance receivable	162	49	(30)	(76)	105
Restricted cash in trust (1)	-	-	-	67	67

Asbestos-related assets, noncurrent	162	49	(30)	(9)	172

Total asbestos-related assets	$ 169	$ 49	$ (30)	$ -	$ 188

Asbestos-related liabilities:
Asbestos-related liabilities, current	45	-	(32)	34	47
Asbestos-related liabilities, noncurrent	176	76	-	(34)	218

Total asbestos-related liabilities	$ 221	$ 76	$ (32)	$ -	$ 265

(1)

Amount is reflected as a noncurrent asset as its availability for reimbursement to the Company is restricted to asbestos claims and related defense costs paid to the Company as discussed above in connection with the First Settlement Agreement.

         The Company, in conjunction with outside advisors, will continue to study its asbestos-related matters, insurance recovery expectations and reserves on an on-going basis, and make adjustments as appropriate.

        A copy of the Company's November 9, 2004 news release is incorporated in this report as Exhibit 99.1.  In addition, this Current Report on Form 8-K and the news release contain statements intended as "forward-looking statements" which are subject to the cautionary statements about forward-looking statements set forth in the news release.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

99.1 News Release of Hercules Incorporated dated November 9, 2004

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 9, 2004	By:

HERCULES INCORPORATED

/s/ Allen A. Spizzo

Allen A. Spizzo
Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1	News Release of Hercules Incorporated dated November 9, 2004